EXHIBIT 3.3

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

COFITRAS ENTERTAINMENT, INC.

I, Judith A. ILLEGIBLE, certify that:

1.	The original articles were filed with the Office if Secretary of State on January 28, 1985.

2.	As of the date of this certificate, 9,000,000 shares of stock of the corporation have been issued.

3.	Pursuant to a shareholders meeting at which it was unanimously voted to make the following amendments, the company hereby adopts the following amendments to the Articles of Incorporation:

First: Name of Corporation.

Effective October 18, 1999, the name of the corporation will be:

                    BINGO GOLD.COM (the “Corporation”)

Fourth: Capital Stock.

Corporation is allowed to ILLEGIBLE its issued stock three (3) to one (1). This amendment does not affect the authorized ILLEGIBLE of the corporation.

By:	/s/ Judith A. ILLEGIBLE
Judith A. ILLEGIBLE, President, Treasurer and Secretary

State of Nevada	)
) at:
County of Clark	)

On October 13, 1999, personally appeared before me, a Notary Public, Judith A. ILLEGIBLE, who acknowledged that they executed the above instrument.

/s/ Catherine Ratelle
A Notary Public in and for said County and State